Exhibit 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 JACKSONVILLE, FL 32202-5017 904.359.2000 TEL 904.359.8700 FAX WWW.FOLEY.COM #

May 8, 2020

Regency Centers Corporation

One Independent Dr. - Suite 114

Jacksonville, FL 32202

Ladies and Gentlemen:

This opinion is being furnished in connection with the combined Registration Statement on Form S-3 (Registration Nos. 237145 and 333-237145-01) of Regency Centers Corporation (“Regency”) and Regency Centers, L.P. (“RCLP”) under the Securities Act of 1933, as amended, for the issuance and sale, from time to time, of up to $500,000,000 aggregate offering price of shares of common stock, par value $0.01 per share (the “Shares”), of Regency, all of which are authorized but heretofore unissued shares to be offered and sold by Regency. The Shares are to be issued pursuant to (i) those certain Equity Distribution Agreements as amended and as in effect as of the date hereof by and among Regency, RCLP and each of (1) Wells Fargo Bank, National Association and Wells Fargo Securities, LLC, (2) JPMorgan Chase Bank, National Association and J.P. Morgan Securities LLC, (3) Jefferies LLC, (4) SunTrust Robinson Humphrey, Inc., (5) BTIG, LLC, (6) Bank of America, N.A. and BofA Securities, Inc., (7) Mizuho Markets Americas LLC and Mizuho Securities USA LLC, (8) SMBC Nikko Securities America, Inc., (9) The Toronto-Dominion Bank and TD Securities (USA) LLC, (10) Bank of Montreal and BMO Capital Markets Corp., (11) Regions Securities LLC and (12) The Bank of Nova Scotia and Scotia Capital (USA) Inc. (collectively, the “Equity Distribution Agreements”), and (ii) those certain Master Confirmations for forward sale transactions as amended and as in effect as of the date hereof by and between Regency and each of (1) Wells Fargo Bank, National Association, (2) JPMorgan Chase Bank, National Association, (3) Bank of America, N.A., (4) Mizuho Markets Americas LLC, (5) The Toronto-Dominion Bank, (6) Bank of Montreal, (7) Jefferies LLC and (8) The Bank of Nova Scotia (collectively, the “Forward Master Confirmations”).

In connection with the issuance and sale of such securities, we have examined and are familiar with: (a) the articles of incorporation and bylaws of Regency, as presently in effect, (b) the proceedings of and actions taken by the Board of Directors of Regency (the “Resolutions”), (c) the Equity Distribution Agreements, (d) the Forward Master Confirmations, and (e) such other records, certificates and documents as we have considered necessary or appropriate for purposes of this opinion.

Based on the documents and proceedings set forth above, we are of the opinion that the issuance of the Shares has been duly authorized and, when duly issued and delivered by Regency in accordance with the terms of the Equity Distribution Agreements and the Forward Master Confirmations (and related supplemental confirmations), as applicable, against payment therefor (or, in the case of the Forward Master Confirmations (and related supplemental confirmations), in net share settlement thereof), in accordance with the Resolutions and the terms of the Equity Distribution Agreements and the Forward Master Confirmations (and related supplemental confirmations), as applicable, the Shares will be validly issued, fully paid and nonassessable.

May 8, 2020

The foregoing opinion is limited to the laws of the state of Florida. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

In rendering this opinion we have assumed, without investigation, verification or inquiry, that there is no oral or written agreement, understanding, course of dealing or usage of trade that would have an effect on the opinions expressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in said Registration Statement and to the reference to this firm under the caption “Validity of Securities” in the prospectus supplement relating to the offering of the Shares dated May 8, 2020. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FOLEY & LARDNER LLP

FOLEY & LARDNER LLP